Exhibit 99.1

December 2, 2014

QVC to Present at UBS 42nd Annual Global Media and Communications Conference
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced that Michael George, President and CEO of QVC, Inc., will be presenting at the UBS 42nd Annual Global Media and Communications Conference on Tuesday, December 9th at 10:00 a.m., E.S.T. at the Westin Times Square in New York, NY. During his presentation, Mr. George may make observations regarding the company's financial performance and outlook.
The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for 30 days after appropriate filings have been made with the SEC.
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive's subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420
Source: Liberty Interactive Corporation